Exhibit 99.1

News Release

Vitol Group and Blueknight Energy Partners Announce Plans to Construct New Crude Oil Terminal in Midland Texas

HOUSTON, TX., 15 August 2011 --- Vitol Midstream, LLC, (“Vitol Midstream”) a member of the Vitol Group (“Vitol”) and Blueknight Energy Partners, L.P. (“BKEP,”  NASDAQ: BKEP) today announced they have entered into agreements for the construction and operation of a new crude oil terminal in Midland, Texas.

Vitol Midstream has acquired 90 acres in Midland County where it will construct a new storage terminal and unloading stations for trucks. The Vitol Midstream site will be connected by pipeline to the major crude oil terminals in Midland. Vitol Midstream has secured pipeline connectivity agreements with Centurion Pipeline L.P. and Enterprise Crude Pipeline LLC. These agreements will allow Vitol Midstream to expand along with market demands.

The initial construction phase will consist of 1,000,000 barrels of crude oil storage with six truck unloading stations. BKEP will coordinate and supervise the engineering and construction stages of the design for Vitol Midstream. Additionally, BKEP and Vitol Midstream have also entered into an agreement for BKEP to operate and maintain the new facility and all connecting pipelines.

“Vitol’s new West Texas terminal reflects our continuing commitment to build state-of-the-art facilities in strategic locations in support of our customers’ crude oil supply and logistical needs,” said Mike Loya, President of Vitol Inc., parent of Vitol Midstream LLC.

Joe Simon, Vice President of Vitol Inc.’s crude oil marketing division added, “West Texas – New Mexico is a strategic region for our crude oil marketing business. The Midland terminal will significantly increase our ability to receive barrels from our customers’ rapidly increasing production. The truck facilities have been specifically designed to expedite truck deliveries. With this investment, Vitol is making a long-term commitment to the region.”

BKEP will operate Vitol Midstream’s truck receipt and crude oil movements from BKEP’s central control facility in Cushing, Okla. BKEP personnel will also provide on-site operating and maintenance services. Mike Prince, BKEP’s Vice President for Business Development, commented, “This transaction is part of our business development plan to facilitate the specific transportation and storage needs of crude oil producers. The Midland terminal highlights Blueknight as an integrated midstream service company capable of developing unique solutions.”

About Vitol

The Vitol Group was founded in 1966 in Rotterdam, the Netherlands. Since then the company has grown significantly to become a major participant in world energy markets and is now one of the world’s largest independent energy traders. Its trading portfolio includes crude oil, oil products, LNG, natural gas, coal, power, metals and carbon emissions. Vitol trades with all major national oil companies, integrated oil majors and independent refiners and traders. Globally, Vitol trades over 5.5 million barrels of crude oil and petroleum products every day, and in 2010 the company posted revenues of approximately $200 billion.

In addition to its trading business, Vitol co-owns a storage and terminals business with 11 terminals on five continents and has an exploration and production business which includes interests in Ghana, Cameroon, Philippines, Kazakhstan, Russia and Azerbaijan. It also currently owns and operates over 100kbd in refining assets and a thermal coal mine in British Columbia, Canada. Further details on Vitol are available on www.vitol.com

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of 8.0 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Okla. Interchange.  BKEP also oversees more than 1,200 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield service vehicles deployed in Kansas, New Mexico, Oklahoma and Texas, and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Okla. and Tulsa, Okla. For more information, visit the Partnership’s web site at www.bkep.com.

Contacts:

BKEP:
Brent Gooden
405-715-3232
bgooden@goodengroup.com
or
Vitol, Inc.
Donald Goldberg
202-496-1000
don@bluetext.com